Exhibit 4.31

LOAN FRAMEWORK AGREEMENT

THIS LOAN FRAMEWORK AGREEMENT (this “Agreement”), dated December 20, 2019, is entered into in Shanghai by and among:

1.    Beijing Yangguang Juren Education and Technology Co., Ltd., a limited liability company established and validly existing under laws, with its registered address at 10/F, Tower A, Building 1, No.1 Zhongguancun East Road, Haidian District, Beijing (the “Borrower” or the “Company”);

2.    Shanghai Jingrui Education Investment Co., Ltd., a limited liability company established and validly existing under laws, with its registered address at Room 118, Building 20, No. 1-42, Lane 83, Hongxiang North Road, Wanxiang Town, Pudong New Area (the “Lender”);

WHEREAS, the Lender intends to lend to the Borrower or its subsidiaries amounts, as fully agreed by the parties through consultation. NOW, THEREFORE, in consideration of the foregoing borrowing, the parties hereby enter into this Agreement to be bound hereby.

ARTICLE 1 AMOUNT OF LOAN:

The Lender hereby agrees, if requested by the Borrower, to make a loan available to the Borrower (the “Loan”) in a total amount of up to RMB 170,900,000.

ARTICLE 2 PURPOSE OF LOAN

The parties agree that the Loan advanced by the Lender to the Borrower shall be used for the daily business running, operation and business development needs of the Borrower.

The Borrower shall not change the use of the Loan without the written consent of the Lender. In particular, the Borrower shall not use the Loan for the following purposes: distributing profits to its shareholders, entrusting wealth management, entrusting loans, real estate, stocks, futures, funds and other financial derivatives, or the projects prohibited by laws, regulations, supervisory rules and related policies or the projects unapproved in line with law.

ARTICLE 3 DATE AND METHOD OF ADVANCING LOAN

1.    Within 10 business days from the Borrower’s written request for the Loan to the Lender, the Lender will advance the required amount of Loan to the following bank account designated by the Borrower.

2.    The Borrower’s designated bank account information is as follows:

Account Name:	Beijing Yangguang Juren Education and Technology Co., Ltd.
Bank Name:	Beijing Zizhuyuan Sub-branch of Industrial and Commercial
Bank of China
Account No.:	[***]

ARTICLE 4 RELEVANT PROVISIONS ON LIFE OF LOAN, INTEREST AND CONVERSION INTO INVESTMENT

1.    Life of the Loan: 12 months from the date when the amount of Loan is actually paid to the account designated by the Borrower, unless otherwise agreed by the parties; if the Borrower and the Lender have reached a written agreement on the rollover, the life of Loan shall be subject to such agreement.

2.    Interest on the Loan: The Borrower shall pay to the Lender interest at the rate of 4.35% (simple interest) per annum. The interest rate shall be calculated from the date when the amount of the Loan is actually paid to the account designated by the Borrower till the date when the actual repayment reaches the account of the Lender (the “Actual Repayment Date”).

3.    The Borrower is entitled to repay all or part of the principal and interest of the Loan hereunder in advance according to the actual operation of the Company.

ARTICLE 5 RIGHTS AND OBLIGATIONS

1.    The Borrower is entitled to obtain and use the amount of the Loan as provided herein.

2.    The Borrower shall repay the principal of the Loan hereunder and pay the interest accrued thereon on schedule or complete the Company Registration Changes of the Conversion into Investment. In case of special circumstances, if the Borrower is unable to repay the principal of the Loan hereunder and pay the interest accrued thereon prior to the repayment term and needs rollover, the Borrower shall apply to the Lender for rollover in writing fifteen days prior to the expiry of the term. The rollover shall be available only upon the Lender’s written consent and the execution of a rollover agreement with the Borrower.

3.    The Borrower shall pay to the Lender all principal, interest, and all sums payable (if any) on the Actual Repayment Date.

4.    In case the Borrower incurs any material adverse event which may affect the ability of the Borrower to repay its debts or any other event which may endanger the creditor’s right of the Lender, the Borrower shall notify the Lender in writing within 3 days after the occurrence of such event and simultaneously clarify the liability for debt discharge or discharge its debts in advance.

ARTICLE 6 REPRESENTATIONS AND WARRANTIES

1.    The Borrower and the Controlling Shareholder represent and warrant to the Lender that:

(1)      It/He is an enterprise duly organized and/or validly existing under the laws with independent legal person status, a corporate entity or a person with full capacity for civil conduct, and is able to sue and respond to lawsuits in its/his own name;

(2)      It/He has the power, as a party, to enter into and perform this Agreement;

(3)      Its/His execution and performance of this Agreement or exercise of its/his rights and obligations hereunder will not: (i) conflict with the laws, amendments and any other official or judicial orders that it/he must abide by; (ii) conflict with its articles of association; or (iii) conflict with any agreement or document entered into by it/he, or any agreement or document binding upon it/he or its/his properties.

2.    The Borrower and the Controlling Shareholder further represent and warrant that the representations and warranties made by them in paragraph 1 of Article 6 hereof shall be true and accurate at all times during the term of this Agreement and with respect to the facts and circumstances existing at any time.

3.    The Borrower has fully and accurately disclosed to the Lender the material liabilities borne by it as at the date of this Agreement (whether actual or contingent).

4.    The Borrower understand that the Lender has entered into this Agreement and that the amount of the Loan advanced by the Lender to the Borrower is based on belief in and reliance on the representations and warranties set forth herein.

ARTICLE 7 EVENTS OF DEFAULT AND LIABILITIES FOR DEFAULT

1.    Any of the following events shall constitute or shall be deemed as an event of default on the part of the Borrower/the Controlling Shareholder under this Agreement:

(1)      The Borrower fails to use the funds received for the purpose set forth in this Agreement;

(2)      The Borrower fails to repay any maturing principal or pay any interest, fee or any other payables due in accordance with this Agreement and fails to make Company Registration Changes for the Conversion into Investment;

(3)      The Borrower or the Controlling Shareholder makes any of untrue representations under this Agreement or breaches any of the representations or warranties under this Agreement;

(4)      The Borrower or the Controlling Shareholder breaches any other provision of this Agreement in respect of its/his obligations;

(5)      The Borrower ceases its business operation, or incurs dissolution, deregistration or bankruptcy events;

2.    In addition to other measures available under this Agreement, upon the occurrence of the aforementioned events of default, the Lender may take any one or more of the following remedial measures:

(1)      Requiring the Borrower to remedy the default within a prescribed time limit;

(2)      Suspending advancing the Loan;

(3)      Terminating or rescinding this Agreement, declaring all principal and interest hereunder immediately due, and requiring the Borrower to immediately repay all principal, interest, penalties and fees owed by it. The Borrower shall be entitled to have priority in repayment in case of dissolution, deregistration or bankruptcy liquidation.

(4)      Requiring the Borrower to pay other costs (including but not limited to attorney fees) incurred by the Borrower in connection with the recovery of claims against the Borrower.

ARTICLE 8 NOTICES AND COMMUNICATIONS

1.    Unless otherwise provided for herein, any notice, request or other communication to any party hereunder shall be made in writing and sent by personal delivery, prepaid mail, facsimile or other means to the addresses designated by the parties; in the case of facsimile, the facsimile numbers set forth below (another address or facsimile number may be used if given to the attention of the recipient three (3) banking days in advance by giving a specific written notice).

2.    Any notice, request or other communication to be sent to the relevant parties, (a) if it is sent by personal delivery, the delivery time shall be the time of handover; (b) if it is sent by a letter, it is deemed to be delivered at the time of three (3) banking days after posting, provided that such notice, request or other communication is proved to have been sent as well as that the delivery address is correct and the notice, request or other communication has been stamped and posted; (c) if it is sent by facsimile or telegram, it shall be deemed to be delivered at the time of transmission (evidenced by complete transmission record or (as the case may be) confirmed call back code). However, any notice, request or other communication sent to the Lender by the Borrower shall not be deemed to have been delivered until it is received by the Lender.

ARTICLE 9 GOVERNING LAW AND DISPUTE RESOLUTION

This Agreement and its performance shall be governed by the laws of the People’s Republic of China. Any dispute arising from or in connection with this Agreement shall be settled by the parties through amicable consultation. If such consultation fails, any party shall have the right to submit the dispute to the people’s court in the jurisdiction where this Agreement is executed for settlement through litigation.

ARTICLE 10 DIVISION

If, in accordance with applicable laws, any provision of this Agreement is declared illegal, invalid or unenforceable, or is declared illegal, invalid or unenforceable by a court or arbitration tribunal, such provision shall be deleted from this Agreement to the extent permitted by applicable laws so as to make the legality, validity and enforceability of other provisions hereof not affected, and all remaining provisions shall remain in full force and effect after the deletion.

ARTICLE 11 EFFECTIVENESS OF AGREEMENT

This Agreement shall take effect from the date of signature and seal of all parties.

ARTICLE 12 MISCELLANEOUS

This agreement is made in triplicate, each party holds one copy and the three copies have the same legal effect.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK AND THE SIGNATURE PAGE FOLLOWS.]

[Signature Page of the Loan Agreement]

Borrower:        Beijing Yangguang Juren Education and Technology Co., Ltd. (Seal)

/s/ Authorized Signatory

Lender:            Shanghai Jingrui Education Investment Co., Ltd. (Seal)

/s/ Authorized Signatory